Exhibit 10.6

CONSULTING AGREEMENT
BETWEEN TEPPCO MARINE SERVICES, L.L.C.
AND CENAC MARINE SERVICE, L.L.C.

This Consulting Agreement (this “Agreement”) is made and entered into as of August 1, 2009 by and between TEPPCO Marine Services, L.L.C., a Delaware limited liability company (“TEPPCO”), and Cenac Marine Services, L.L.C., a Louisiana limited liability company acting through its President, Arlen B. Cenac, Jr., who also is a signatory to this Agreement and individually bound by the terms hereof (“Consultant”).

WHEREAS, Consultant is an experienced marine operator and is familiar with TEPPCO’s business and operations; and

WHEREAS, TEPPCO desires to engage Consultant’s services to provide general advice and management services, on a part time basis; and

WHEREAS, TEPPCO and Consultant desire to enter into this Agreement for the purpose of memorializing the terms and conditions of Consultant’s engagement by TEPPCO;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements stated herein, and upon the terms and subject to the conditions hereinafter set forth, TEPPCO and Consultant hereby agree as follows:

1.           Contract Term.  The term of this Agreement shall commence on August 1, 2009, and shall continue in force and effect for a period of two (2) years thereafter unless terminated sooner by TEPPCO or Consultant by giving at least ninety (90) days advance notice in writing to the other Party.

2.           Scope of Consultant’s Services.  During the term of this Agreement, Consultant shall be responsible for (i) the efficient management, supervision, and oversight of TEPPCO’s day-to-day operations, including, without limitation, the supervision of certain individuals working on the TEPPCO business, the maintenance of all TEPPCO equipment, and compliance by TEPPCO with all applicable safety regulations and (ii) such other related management services that TEPPCO may request of Consultant.  In addition, when and to the extent requested by TEPPCO, Consultant shall cooperate with TEPPCO to fully and adequately train, and to otherwise effectively and efficiently to transition the duties, responsibilities and authority of Consultant with respect to the day-to-day business of TEPPCO to, the person or persons designated by TEPPCO to assume Consultant’s responsibilities upon the expiration or earlier termination of this Agreement.  Consultant agrees to devote its best efforts to the performance of its services under this Agreement.  Consultant further agrees for itself and for all its employees performing services under this Agreement to comply with the Code of Conduct of EPCO, Inc., a Texas corporation (“EPCO”), and all EPCO or and all TEPPCO policies regarding and relating to outside contractors.  TEPPCO acknowledges that Consultant has other businesses, and that the services provided hereunder will be on a part-time basis, which will allow Consultant to continue with other business, that is not inconsistent with Consultant’s duties hereunder.

3.           Consultant’s Direct Report.  During the term of this Agreement, Consultant shall report to and receive instructions from TEPPCO’s President and CEO or such other person designated in writing by TEPPCO’s Board of Directors.

4.           Scope of Consultant’s Authority.  During the term of this Agreement, Consultant shall have authority to bind TEPPCO to commitments at such levels and with respect to such matters as may be determined from time-to-time by TEPPCO’s Board of Directors and communicated to Consultant by TEPPCO’s President and CEO.  Unless otherwise authorized in writing by TEPPCO’s Board of Directors, Consultant’s authority shall not include the purchase or lease of tows, barges, tugs, push boats, or other vessels of any kind.

5.           Independent Contractor Status of Consultant.  During the term of this Agreement, Consultant shall be an independent contractor of TEPPCO, and it is expressly understood that all employees of Consultant performing services pursuant to this engagement, are employees of Consultant and not of TEPPCO or any of TEPPCO’s affiliates.  As such, none of Consultant’s employees performing services under this Agreement shall be entitled to participate in any employee benefits plans sponsored by TEPPCO or any of its affiliates for their respective own employees, and Consultant shall be responsible for payment of all compensation, payroll and other taxes due to, for or in respect of its employees, whether performing services under this Agreement or otherwise.  Consultant further agrees to indemnify TEPPCO and its affiliates and hold TEPPCO and its affiliates harmless against any and all claims by Consultant’s employees, including employment law claims, arising from the performance of services under this Agreement or by any taxing authority for payroll taxes alleged to be due on the wages of such employees.

6.           Compensation.  Within five (5) business days after the commencement date of this Agreement, TEPPCO will pay Consultant a one-time retainer fee in cash of Two Hundred Thousand and No/100 ($200,000.00).  In addition, on or before the last day of each month during the term of this Agreement, TEPPCO shall pay Consultant a monthly consulting fee of Forty-One Thousand Six Hundred Sixty-Seven Dollars and No/100 ($41,667.00), which shall be prorated for any partial month of performance.

7.           Expenses.  On or before the tenth day of each month during the term of this Agreement, Consultant shall invoice TEPPCO for all expenses reasonably incurred by Consultant during the prior month in connection with Consultant’s performance of services under this Agreement, subject to and consistent with EPCO’s or TEPPCO’s general policies governing the reimbursement of expenses incurred by outside contractors.  TEPPCO agrees to pay such invoices within thirty (30) business days following receipt; provided, however, that in the event of a dispute concerning any amount invoiced by Consultant, TEPPCO shall pay the undisputed portion of such invoice and Consultant shall furnish TEPPCO with any and all records as may be requested by TEPPCO relating to such disputed amount so as to enable the parties to resolve the dispute.

8.           Insurance.  Consultant agrees to maintain, at its own expense with no charge to TEPPCO, general liability insurance with a minimum limit of $10,000,000.00, automobile insurance with a minimum limit of $6,000,000.00, and workers compensation insurance covering all of its employees performing services under this Agreement consistent with TEPPCO’s requirements for outside contractors.   TEPPCO, during the term of this Agreement, will carry or maintain or caused to be carried or maintained insurance, including, at a minimum, general liability insurance with limits of $1,000,000.00 combined single limit per occurrence; automobile liability insurance limits with limits of $1,000,000.00 combined single  limit per accident/occurrence for bodily/personal injury and property damage, including coverage for all owned, hired and non-owned vehicles or automotive equipment; excess liability limits in the amount of $10,000,000.00 per occurrence in excess of the primary limits above; and protection and indemnity insurance (Form SP 23 or equivalent) on all marine equipment of TEPPCO and general liability insurance for the marine equipment with an overall limit of $200,000,000.00 per occurrence, including coverage for marine crew, pollution liability, removal of wreck, collision and tower’s liability, cargo legal liability, third-party bodily injury and property damage liability, including contractual liability coverage.

With respect to each of the policies described above, TEPPCO and Consultant shall waive and require their insurers to waive any right of subrogation or recovery against each other.  Additionally, with respect to each of the policies described above, TEPPCO and Consultant shall be named as additional insureds on all policies except workers compensation.

TEPPCO and Consultant will deliver to each other certificates of insurance upon request.

9.            Mutual Indemnification.  It is the intention of the parties hereto that the indemnity obligations by and between them in consideration of this Agreement be reciprocal and mutual as stated herein:

A.           By Consultant:  Consultant agrees to defend, indemnify and hold harmless TEPPCO and its affiliates from any and all claims or losses of whatever nature or kind made by Consultant’s employees, invitees or agents for personal injury or death arising out of or related to the operations and services provided in this Agreement.

Further, Consultant agrees to defend, indemnify and hold harmless TEPPCO and its employees from any and all claims of whatever nature or kind for damage to, or destruction of Consultant’s property arising out of or related to the operations and services provided in this Agreement.

B.            By TEPPCO:  TEPPCO agrees to defend, indemnify and hold harmless Consultant and its affiliates from any and all claims or losses of whatever nature or kind made by TEPPCO’s employees, affiliates, invitees or agents for personal injury or death arising out of or related to the operations and services provided in this Agreement.

Further, TEPPCO agrees to defend, indemnify and hold harmless Consultant and its employees from any and all claims or losses of whatever nature or kind for damage to or destruction of TEPPCO property arising out of or related to the operations and services provided in this Agreement.

C.            (i)            The indemnities and obligations assumed in subparagraphs A and B of this part are owed regardless of the fault, negligence or strict liability of the indemnified party, whether sole, concurrent, contributory or comparative.  However, no indemnity obligation is owed to the extent that any claims are predicated upon the gross negligence or willful misconduct of the Indemnified Party.

(ii)           The obligation to “defend” includes all reasonable attorney fees and costs of investigation, defense and adjudication.  The obligation to indemnify includes all damages, liabilities, judgments, fines, penalties, assessments, and other amounts unless otherwise limited herein.

(iii)           Except as otherwise expressly provided herein, neither Consultant nor TEPPCO shall be obligated to defend, indemnify or hold harmless under this article or otherwise in respect of this Agreement for exemplary, special, punitive, indirect, remote, speculative or consequential damages unless such amounts are recovered from any insurance policy set forth herein.

10.           Restrictive Covenants.

A.           Confidentiality.  Consultant acknowledges that during the course of this Agreement, it shall have access to certain confidential and proprietary information concerning TEPPCO’s business and operations.  Consultant agrees that all such information is the property of TEPPCO and further agrees, during the term of this Agreement and for a period of two (2) years thereafter, both for itself and for all of its employees, not to use for its benefit or to disclose to any third party any of such information without the express written consent of TEPPCO’s President and CEO.

B.           Covenant Against Competition.  (i) As an essential consideration for the obligations of TEPPCO under this Agreement, each of the Consultants hereby agrees and covenants that, for a period commencing on the date of this Agreement and ending on the second anniversary of the respective dates of the last work performed hereunder:

(a)  within the geographical area described on Appendix A to this Agreement (“Restricted Territory”), each of the Consultants shall not, directly or indirectly, whether as principal, agent, employee, shareholder or other equity holder (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), owner, investor, partner or otherwise, individually or in association with any other Person (as hereinafter defined):  (A) carry on or engage in any manner in the business described on Appendix B to this Agreement (“Restricted Business”), (B) solicit customers of the Restricted Business, (C) become the employee of, or otherwise render services on behalf of, any Person that carries on or engages in a business similar to the Restricted Business or (D) induce or attempt to induce any customer, supplier, licensee or business relation of TEPPCO or any of its affiliates to cease doing business with TEPPCO or any of its affiliates, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of TEPPCO or any of its affiliates with TEPPCO or any of its affiliates.  As used in this Agreement the term “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity; and

(b)  each of the Consultants shall not, directly or indirectly, either for himself or any other Person, (A) solicit or induce or attempt to solicit or induce any EPCO employee or independent contractor providing services to TEPPCO or any of its affiliates to leave the employ of EPCO or to cease providing services to TEPPCO or any of its affiliates, or (B) in any way interfere with the relationship between TEPPCO or any of its affiliates and any EPCO employee or independent contractor providing services to the TEPPCO or any of its affiliates.

(ii)           Any dispute, controversy or claim arising out of or in connection with this Section 10 B, including the alleged breach of Section 10 B (i)  or a challenge to its validity or enforceability, shall be settled exclusively by final and binding arbitration in Tarrant County, Texas, administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that nothing herein is or shall be deemed to preclude Buyer’s resort to the interim relief prescribed in Section 10 B (iii), below.  The arbitrator(s) shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of arbitrator(s) within thirty days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator(s) shall be selected from a panel or panels of persons submitted by the AAA.  The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select arbitrator(s) from one or more panels, AAA shall not have the power to make appointment(s) but shall continue to submit additional panels until arbitrator(s) have been selected.  The jurisdiction of the arbitrator(s) and the arbitrability of any claim, defense, issue or objection raised by any party shall be decided by the arbitrator(s) in the first instance.  Judgment on the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  All aspects of the arbitration and matters subject thereto shall remain confidential.  The parties will each bear their own attorneys’ fees and costs in connection with any dispute or controversy, except as provided in Section 10 B (iii), below.

(iii)           In the event of a breach or threatened breach by either of the Consultants of any of the provisions of this Section 10 B, TEPPCO shall have the right to seek interim relief from AAA pursuant to the Optional Rules for Emergency Measures of Protection contained in the Commercial Arbitration Rules of the AAA [including the arbitrator selection procedures provided for in such Optional Rules for Emergency Measures of Protection, which shall govern the selection of arbitrator(s) for purposes of this Section 10 B (iii)] or from a court of competent jurisdiction.  The Consultants acknowledge that TEPPCO will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to ascertain, and therefore will not have an adequate legal remedy.  Accordingly, TEPPCO will be entitled to obtain any interim relief necessary or appropriate to prevent or curtail any such breach, threatened or actual, without the necessity of posting security or showing any actual damages or irreparable injury.  Such interim relief may include, but is not limited to, (A) temporary or permanent injunctive relief for the enforcement of this Section 10 B, (B) a decree for the specific performance of this Section 10 B or (C) TEPPCO’s reasonable attorneys’ fees, costs and expenses related to such interim relief; provided, however, that TEPPCO agrees to pay for any Consultant’s reasonable attorneys’ fees, costs and expenses related to interim relief sought by TEPPCO in the event that the Consultants prevail and no such interim relief is granted.  Such interim relief is in addition to any other rights TEPPCO may have, including the right to seek damages.

(iv)           The Owner and each of the Operators hereby agree that this Section 10 B is a material and substantial part of the transactions contemplated by this Agreement.  Each of the Operators further agrees and acknowledges that the covenants in Section 10 B (i) are reasonable with respect to their duration, scope and geographical area.

(v)           The covenants in this Section 10 B are severable and separate, including within provisions, subparts or portions thereof, and the unenforceability of any specific covenant, provision or subpart thereof in this Section 10 B is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 10 B.  If any arbitrator or panel of arbitrators, or any court pursuant to Section 10 B (iii) above, determines that the terms, scope, time or territorial restrictions set forth in Section 10 B (i) are unreasonable as applied to a Consultant, the parties hereto acknowledge their mutual intention and agreement that the offending provisions, subparts or portions thereof be severed and the remaining provisions and restrictions be enforced to the fullest extent permitted by law as the arbitrator(s) or court [pursuant to Section 10 B (iii) above] deems reasonable, and thereby shall be reformed to that extent.  All the covenants, provisions and subparts thereof in this Section 10 B are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either of the Consultants against TEPPCO, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TEPPCO of any covenant, provision or subpart in this Section 10 B.  The covenants contained in this Section 10 B shall not be affected by any breach of any other provision hereof by any party hereto and shall not prevent any Consultant from rendering the services to TEPPCO in accordance with this Agreement.

11.           Notices.  All  notices required by this Agreement shall be in writing and provided by personal delivery, United States mail, facsimile, or e-mail as follows:

If to TEPPCO:	TEPPCO Marine Services, L.L.C.
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attention: President and CEO
Facsimile: (713) 381-3957
E-Mail: jethompson@epco.com

If to Consultant:	Arlen B. Cenac, Jr.
Post Office Box 2617
Houma, Louisiana 70361
Facsimile: (985) 872-0696
E-Mail: benny@cenac.com

12.           Severability; Reformation.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall at any time or to any extent be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect as written, the parties intend that any court construing this Agreement modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  The parties further intend that any such provision that is not susceptible of such reformation shall be ignored so as not to affect any other term or provision of this Agreement, that the remainder of this Agreement shall not be affected thereby, and that each other term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.           Waiver of Breach.  The waiver by either party to a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

14.           Assignment; Successors.  Neither party may assign any of its rights or delegate any of its responsibilities under this Agreement to any other person or entity without the prior written consent of the other party to this Agreement, except that TEPPCO may assign any of its rights and delegate any of its obligations under this Agreement to any other related or affiliated entity.  In all other respects, this Agreement shall be binding upon and inure to the benefit of Consultant, TEPPCO, and their respective heirs, successors, or permitted assigns.

15.           Construction; Paragraph Headings.  The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.           Governing Law; Dispute Resolution.

a.
If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof (“Dispute”), appropriate senior executives of TEPPCO and Consultant who shall have authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies.  The initial meeting between the appropriate senior executives, which shall be held within 10 business days of Notice to the other party of the Dispute in Houston, Texas or such other place as the parties may mutually agree, shall be referred to herein as the “Dispute Resolution Commencement Date.”  Discussions and correspondence relating to attempted resolution of such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible.  If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and any of the parties wishes to pursue such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator within 30 days after written notice by one party to the other demanding non-binding mediation.  No party may unreasonably withhold consent to the selection of a mediator.

The mediation shall be held in Houston, Texas or at such other place as the parties may mutually agree.  TEPPCO, on one hand, and Consultant on the other hand, shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs.

b.
If mediation does not prove successful, either party may proceed as follows: This Agreement shall be governed by the general maritime laws of the United States, to the extent applicable, and otherwise by the laws of the state of Texas without regard to the application of any conflicts of law’s principles which might otherwise require the application of the law of another jurisdiction.  The parties further consent to personal jurisdiction in any action brought with respect to this Agreement in any federal or state court in Tarrant County, Texas and, further, that such venue shall be the exclusive venue for resolving any dispute arising under this Agreement.  In addition, both Consultant and TEPPCO hereby waive their right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.

18.           Entire Agreement.  This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof.  This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto.

TEPPCO MARINE SERVICES, L.L.C. By: /s/ MURRAY H . HUTCHISON Murray H. Hutchinson, Interim Executive Chairman	CENAC MARINE SERVICES, L.L.C. By: /s/ ARLEN B. CENAC, JR. Arlen B. Cenac, Jr., President

/s/ ARLEN B. CENAC, JR.
Arlen B. Cenac, Jr., Individually

Appendix A

The commercially navigable inland waterways of the continental United States located east of the 105º meridian, including the Mississippi River System and connecting waterways, (b) the Gulf of Mexico, including the Gulf Intra costal Waterway, (c) Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia, West Virginia, Wisconsin and (d) the following parishes in the State of Louisiana:

Acadia
Allen
Ascension
Assumption
Avoyelles
Beauregard
Bienville
Bossier
Caddo
Calcasieu
Caldwell
Cameron
Catahoula
Claiborne
Concordia
De Soto
East Baton Rouge
East Carroll
East Feliciana
Evangeline
Franklin
Grant

Iberia
Iberville
Jackson
Jefferson
Jefferson Davis
La Salle
Lafayette
Lafourche
Lincoln
Livingston
Madison
Morehouse
Natchitoches
Orleans
Ouachita
Plaquemines
Pointe Coupee
Rapides
Red River
Richland
Sabine
St. Bernard

St. Charles
St. Helena
St. James
St. John the Baptist
St. Landry
St. Martin
St. Mary
St. Tammany
Tangipahoa
Tensas
Terrebonne
Union
Vermilion
Vernon
Washington
Webster
West Baton Rouge
West Carroll
West Feliciana
Winn

Appendix B

“Restricted Business” means the business of the Owner, as of the date of this Agreement, including, without limitation, the inland marine transportation and offshore marine transportation of (A) hydrocarbons and hydrocarbon-based products, including kerosene, gasoline, feedstocks, lube oils, lube oil base stocks, refined petroleum products and heavy olefins, (B) waste water, sediment and drilling or disposal fluids resulting from the exploration or production of hydrocarbons, and (C) delivery of bunker fuels for cruise liners and cargo ships as well as fuel oil for electric generation plants.